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                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF CASH SYSTEMS, INC.

Cash Systems of Canada, Inc.

Cash Systems Mexico I, LLC

Cash Systems Mexico II, LLC

Cash Access Mexico, S. de R.L. de C.V.